As filed with the Securities and Exchange Commission on October 23, 2015

Registration No. 333-204105

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADEPT TECHNOLOGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-2900635
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5960 Inglewood Drive Pleasanton, California	94588
(Address of Principal Executive Offices)	(Zip Code)

Seth Halio Chief Financial Officer Adept Technology, Inc. 5960 Inglewood Drive Pleasanton, California 94588 (925) 245-3400	Copy to: Lisa A. Fontenot, Esq. Gibson, Dunn & Crutcher LLP 1881 Page Mill Road Palo Alto, California 94304 (650) 849-5300
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public:

Not applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

Pursuant to this Registration Statement on Form S-3 (the “Registration Statement”), Adept Technology, Inc. (the “Company”) registered shares of its common stock, $0.001 par value per share (the “Common Stock”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

On October 23, 2015, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of September 16, 2015, by and among the Company, OMRON Corporation, a Japanese corporation (“OMRON”), Omron Management Center of America, Inc., a Delaware corporation and wholly-owned subsidiary of OMRON (“OMCA”), and Hoffman Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of OMCA (“Purchaser”), as amended, Purchaser merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of OMCA (the “Merger”). In connection therewith, each outstanding share of Common Stock, other than shares of Common Stock (i) held by the Company in treasury or owned by OMRON, OMCA or any direct or indirect wholly-owned subsidiary of OMRON, OMCA (including Purchaser) or the Company, which in each case were cancelled and cease to exist, with no payment being made with respect thereto, and (ii) held by stockholders who are entitled to and properly exercise appraisal rights under Section 262 of the Delaware General Corporation Law, was converted into the right to receive $13.00 in cash, payable net to the holder in cash, without interest, subject to any withholding of taxes required by applicable law.

As a result of the Merger, the Company terminated all offerings of its securities pursuant to its existing registration statements filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made that the Company made in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock that remain unsold at the termination of the offering, the Company hereby removes from registration all shares of the Common Stock registered under the Registration Statement that remained unsold as of the effective time of the Merger on October 23, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on this 23rd day of October, 2015.

ADEPT TECHNOLOGY, INC.

By:	/s/ Seth Halio
Seth Halio Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.